Exhibit 99.1

PublicSq.’s Form S-1 Goes Effective with SEC

WEST PALM BEACH, Fla, October 12, 2023 — PSQ Holdings, Inc. (NYSE: PSQH) (“Public Square”, “the Company”), a leading marketplace of patriotic businesses and consumers, today announced that the Securities and Exchange Commission (“SEC”) has declared the Company’s resale registration statement on Form S-1 effective as of October 12, 2023.

Michael Seifert, Founder, Chairman and Chief Executive Officer, commented, “This is expected and normal course of business in connection with our successful business combination and we are pleased to have finalized the resale registration statement process for the Form S-1 with the SEC as it is required by the terms of our registration rights agreement.” Mr. Seifert continued, “Management and insiders continue to be dedicated to building this business for the long-term, and remain locked-up from selling any shares for up to one year after the close of our business combination. In fact, none of us have sold any shares to date.”

For additional clarity, PublicSq.’s Form S-1 does not register any new or additional securities, other than shares issuable upon exercise of existing warrants, and the filing of the Registration Statement does not represent a follow-on offering.

The shares and warrants registered for resale on the Form S-1 were issued in connection with the Company’s business combination with Colombier Acquisition Corp., which closed on July 19, 2023 (the “Business Combination”). The Form S-1 also registered the shares issuable upon exercise of the existing warrants. Under the terms of a registration rights agreement with the selling securityholders entered into in connection with the Business Combination, the Registration Statement was required to be effective within the 60 business days following the closing date of the Business Combination. Notwithstanding the effectiveness of the Registration Statement, certain holders remain restricted from selling any shares until the expiration of any lock-up agreements entered into with the Company in connection with the Business Combination.

For a table outlining the Company’s share count and more information on the equity lock-up restrictions, please visit the current investor presentation posted on the Investor Relations website, found here https://investors.publicsq.com/overview/default.aspx.

About PublicSq.

PublicSq. is an app and website that connects patriotic Americans to high-quality businesses that share their values, both online and in their local communities. The primary mission of the platform is to help consumers “shop their values” and put purpose behind their purchases. In just over one year since its nationwide launch, PublicSq. has seen tremendous growth and proven to the nation that the parallel, “patriotic” economy can be a major force in commerce. The platform has over 65,000 businesses from a variety of different industries and over 1.4 million consumer members. Additionally, PublicSq. leverages data and insights from the platform to assess its members’ needs and provide quality wholly-owned products, such as EveryLife diapers and wipes, to fill those needs. PublicSq. is free to join for both consumers and business owners alike, and to learn more, download the app on the App Store or Google Play, or visit PublicSq.com.

Contact:

ICR, Inc.

investment@publicsq.com